Exhibit 4.3

ARTICLES OF RESTATEMENT

OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PHILIP MORRIS USA INC.

ARTICLE I

The name of the Corporation immediately prior to this amendment is Philip Morris USA Inc. (the “Corporation”).

ARTICLE II

The amendment adopted is to amend and restate the Corporation’s Amended and Restated Articles of Incorporation in their entirety to read as set forth in Exhibit A attached hereto.

ARTICLE III

The amendment and restatement was duly adopted by the sole shareholder of the Corporation on July 1, 2009, in accordance with Sections 13.1-657 and 13.1-688.F of the Virginia Stock Corporation Act (the “VSCA”).

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Restatement to be signed by its authorized officer this 2 day of July, 2009.

PHILIP MORRIS USA INC.

/s/ W. Hildebrandt Surgner, Jr.
W. Hildebrandt Surgner, Jr.
Secretary

2

Exhibit A

Amended and Restated Articles of Incorporation of the Corporation

3

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PHILIP MORRIS USA INC.

ARTICLE I

The name of the Corporation is Philip Morris USA Inc.

ARTICLE II

The purpose for which the Corporation is organized is the transaction of any or all lawful business not required to be specifically stated in these Articles.

ARTICLE III

In the absence of a by-law fixing the number of directors, the number shall be fifteen.

ARTICLE IV

The Corporation shall have authority to issue ten (10) shares of Common Stock, $1 par value (“Common Stock”). No holder of Common Stock, as such, shall have any preemptive right to acquire proportional amounts of the Corporation’s unissued shares.

ARTICLE V

1. In this Article:

(a) “eligible person” means a person who is or was a director, officer or employee of the Corporation or a person who is or was serving at the request of the Corporation as a director, trustee, partner, officer or employee of another corporation, affiliated corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. A person shall be considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan;

(b) “expenses” included, without limitation, counsel fees;

(c) “liability” means the obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding;

(d) “party” includes, without limitation, an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding; and

(e) “proceeding” means any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative and whether formal or informal.

2. To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or as hereafter amended, permits the limitation or elimination of the liability of directors, officers or other eligible persons, no director or officer of the Corporation or other eligible person made a party to any proceeding shall be liable to the Corporation or its stockholders for monetary damages arising out of any transaction, occurrence or course of conduct, whether occurring prior or subsequent to the effective date of this Article.

3. To the full extent permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or as hereafter amended, the Corporation shall indemnify any person who was or is a party to any proceeding, including a proceeding brought by or in the right of the Corporation or brought by or on behalf of stockholders of the Corporation, by reason of the fact that such person is or was an eligible person against any liability incurred by him in connection with such proceeding. To the same extent, the Corporation is empowered to enter into a contract to indemnify any eligible person against liability in respect of any proceeding arising from any act or omission, whether occurring before or after the execution of such contract.

4. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the eligible person did not meet any standard of conduct that is or may be a prerequisite to the limitation or elimination of liability provided in Section 2 to his entitlement to indemnification under Section 3 of this Article.

5. The Corporation shall indemnify under Section 3 of this Article any eligible person who prevails in the defense of any proceeding. Any other indemnification under Section 3 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the eligible person has met any standard of conduct that is a prerequisite to his entitlement to indemnification under Section 3 of this Article.

The determination shall be made:

(a) by the Board of Directors by a majority vote of a quorum consisting of directors not at the time parties to this proceeding;

(b) if a quorum cannot be obtained under clause (a) of this Section 5, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

(c) by special legal counsel;

(i) selected by the Board of Directors or its committee in the manner prescribed in clause (a) or (b) of this Section 5; or

(ii) if a quorum of the Board of Directors cannot be obtained under clause (a) of this Section 5 and a committee cannot be designated under clause (b) of this Section 5, selected by a majority vote of the full Board of Directors, in which selection directors who are parties may participate; or

(d) by the holders of Common Stock, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such authorizations and evaluations shall be made by those entitled under clause (c) of this Section 5 to select counsel.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors following or contemporaneously with a change in the composition of a majority of the Board of Directors of Altria Group, Inc. after the date of the alleged act or omission with respect to which indemnification, an advance or reimbursement is claimed, any determination as to such indemnification, advance or reimbursement shall be made by special legal counsel agreed upon by the Board of Directors and the eligible person. If the Board of Directors and the eligible person are unable to agree upon such special legal counsel, the Board of Directors and the eligible person each shall select a nominee, and the nominees shall select such special legal counsel.

6. The Corporation may pay for or reimburse the reasonable expenses incurred by any eligible person (and for a person referred to in Section 7 of this Article) who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section 3 if any such person furnishes the Corporation:

(a) a written statement, executed personally, of his good faith belief that he has met any standard of conduct that is a prerequisite to his entitlement to indemnification pursuant to Section 3 or 7 of this Article; and

(b) a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct.

The undertaking required by clause (b) of this Section 6 shall be an unlimited general obligation but need not be secured and may be accepted without reference to financial ability to make repayment.

Authorizations of payments under this Section shall be made by the person specified in Section 5.

7. The Corporation is empowered to indemnify or contract to indemnify any person not specified in Section 3 of this Article who was, is or may become a party to any proceeding, by reason of the fact that he is or was an agent of or consultant to the Corporation, to the same or lesser extent as if such person were specified as one to whom indemnification is granted in Section 3. The provisions of Sections 4, 5 and 6 of this Article, to the extent set forth therein, shall be applicable to any indemnification provided hereafter pursuant to this Section.

8. The provisions of this Article shall be applicable to all proceedings commenced after it becomes effective, arising from any act or omission, whether occurring before or after such effective date. No amendment or repeal of this Article shall impair or otherwise diminish the rights provided under this Article (including those created by contract) with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions and make all such determinations and authorizations as shall be necessary or appropriate to comply with its obligation to make any indemnity against liability, or to advance any expenses, under this Article and shall promptly pay or reimburse all reasonable expenses incurred by any eligible person or by a person referred to in Section 7 of this Article in connection with such actions and determinations or proceedings of any kind arising therefrom.

9. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any eligible person (and for a person referred to in Section 7 of this Article) against any liability asserted against or incurred by him whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

10. Every reference herein to directors, officers, trustees, partners, employees, agents or consultants shall include former directors, officers, trustees, partners, employees, agents or consultants and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article.

11. Nothing herein shall prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, by-laws, or other arrangements (including without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, by-laws or arrangements); provided, however, that any provision of such agreements, by-laws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia, but other provisions of any such agreements, by-laws or other arrangements shall not be affected by any such determination.

12. Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

Dated: July 2, 2009.